Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated August 30, 2011

Deutsche Bank Base Metals Notes

Base Metals Exchange Traded Notes

[graphic omitted]

Description

 The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD), PowerShares DB Base Metals Long Exchange
 Traded Note (Symbol: BDG), PowerShares DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
 Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the "PowerShares DB Base Metals ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

 All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity
 Index - Optimum Yield Industrial MetalsTM, which is intended to track the long or short performance of futures contracts relating to aluminum, copper and zinc.

 Investors can buy and sell the PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

 Fact Sheet
 Prospectus

Index History1

[graphic omitted]

Index Weights
As of 24-Aug-2011
Aluminium                   19-Sep-2012              33.39
Zinc                        18-Jul-2012              30.04
Copper - Grade A            21-Mar-2012              36.56

PowerShares DB Base Metals ETN and

Index Data

Ticker symbols
Base Metals Double Long    BDD
Base Metals Long           BDG
Base Metals Short          BOS
Base Metals Double Short   BOM
Intraday indicative value symbols
Base Metals Double Long    BDDIV
Base Metals Long           BDGIV
Base Metals Short          BOSIV
Base Metals Double Short   BOMIV

1ETN performance figures are based on repurchase value.
Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual
PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index -
Optimum Yield Industrial MetalsTM is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial Metals Excess ReturnTM (the
"Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The T-Bill
Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.
PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

2The PowerShares DB Base Metals ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base Metals ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal

Tax Information
Notes            Strategic
             BOM Financial Details
              Ticker: BOM
              Last Update     25-Aug-2011
                              12:30 PM
              Price           11.63
              BOM Index
              Level*          228.00562
              Indicative
              Intra-day       11.73
              Value **
              Last end of day 11.92019
              Value ***
              Last date for
              end             24-Aug-2011
              of day Value
              Data Source: www.nyse.com
              (Data delayed 20 minutes)

*     Indicative intra-day and Index closing
**    Indicative intra-day value of the BOM
***   Last end of day BOM RP

             BDD Financial Details
              Ticker: BDD
              Last Update    25-Aug-2011
                             12:30 PM
              Price          16.27
              BDD Index
              Level*         228.00562
              Indicative
              Intra-day      16.22
              Value **
              Last end of
              day            15.82834
              Value ***
              Last date for
              end            24-Aug-2011
              of day Value

              Data Source: www.nyse.com
              (Data delayed 20 minutes)

*        Indicative intra-day and Index closing
**       Indicative intra-day value of the BDD
***      Last end of day BDD RP

BOS Financial Details
              Ticker: BOS
              Last Update    25-Aug-2011
                             12:30 PM
              Price          19.44
              BOS Index
              Level*         228.00562
              Indicative
              Intra-day      19.36
              Value **
              Last end of
              day            19.52780
              Value ***
              Last date for
              end            24-Aug-2011
              of day Value

              Data Source: www.nyse.com
              (Data delayed 20 minutes)

*        Indicative intra-day and Index closing
**       Indicative intra-day value of the BOS
***      Last end of day BOS RP

BDG Financial Details
 Ticker: BDG

 Last Update     25-Aug-2011
                 12:30 PM
 Price           23.90

 Index Level*    228.00562
 Indicative
 Intra-day       23.78
 Value **
 Last end of
 day             23.52254
 Value ***
 Last date
 for end        24-Aug-2011
 of day Value

 Data Source: www.nyse.com
 (Data delayed 20 minutes)

*        Indicative intra-day and Index closing
**       Indicative intra-day value of the BDG
***      Last end of day BDG RP

Contact Information

Any questions please call
1-877-389-4617

CUSIP symbols
Base Metals
Double Long       25154K841
Base Metals Long  25154K825
Base Metals Short 25154K833
Base Metals
Double Short      25154K858
Details
ETN price at
listing           $25.00
Inception date    6/16/08
Maturity date     6/01/38
Yearly investor
fee               0.75%
Listing exchange  NYSE
NYSE              Arca

Risks2

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to Base Metals
Acceleration risk

Benefits

Leveraged and short notes
Relatively Low Cost
Intraday access
Listed
Transparent
Tax Treatment3
Issuer Details

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations2

repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Base
Metals ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base
Metals ETNs is zero, your Investment will expire worthless.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Base Metals ETNs may be sold throughout the day on NYSE Arca through any brokerage account.
There are restrictions on the minimum number of PowerShares DB Base Metals ETNs that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares
DB Base Metals ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured - No Bank Guarantee - May Lose Value

3Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting  www.dbfunds.db.com/notes or
EDGAR on the SEC website at  www.sec.gov. Alternatively, you may request a prospectus by calling
1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Base Metals ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Base Metals ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares Base Metals ETNs is entirely dependent on Deutsche Bank AG, London
Branch's ability to pay. The PowerShares Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns.
The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerSharesR is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco
PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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